                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     TELETECH HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of TeleTech Holdings, Inc., a Delaware corporation (the "Company"), will be held at the Company's call center located at 400 East 84th Avenue, Thornton, Colorado 80229 on Tuesday, May 20, 1997 at 11:00 a.m., local time, for the following purposes:

    (1) to elect five directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

    (2) to approve a performance-based compensation arrangement for the Company's President and Chief Executive Officer;

    (3) to ratify the engagement of Arthur Andersen LLP as the Company's independent auditors for 1997; and

    (4) to transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholders for any purpose germane to the meeting (i) at the Company's call center in Thornton, Colorado, on the day of the Annual Meeting of Stockholders; and (ii) for at least the 10 days prior to the meeting at the Company's principal executive offices. The Company's Board of Directors extends a cordial invitation to all stockholders to attend the meeting.

                                          By Order of the Board of Directors,

                                                  [SIGCUT]

                                          Kenneth D. Tuchman,

                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Denver, Colorado
April 18, 1997

                            YOUR VOTE IS IMPORTANT.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                            TELETECH HOLDINGS, INC.
                        1700 Lincoln Street, Suite 1400
                             Denver, Colorado 80203

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                ON MAY 20, 1997

                            ------------------------

                                  INTRODUCTION

    The accompanying proxy is solicited by the Board of Directors of TeleTech Holdings, Inc., a Delaware corporation ("TeleTech" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any postponements or adjournments thereof. The Company's principal executive offices are located at 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203, and its telephone number is (303) 894-4000. Stockholders of record at the close of business on April 7, 1996 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about April 18, 1997.

                                  THE MEETING

VOTING AT THE MEETING

    On April 7, 1997, there were 55,716,521 shares of common stock of the Company, $.01 par value per share (the "Common Stock"), issued and outstanding and 98,810 shares of Common Stock held by the Company as treasury stock. Each share of Common Stock issued and outstanding on April 7, 1997 entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the meeting. The shares of Common Stock held by the Company as treasury stock are issued but not outstanding and, accordingly, will not be counted for purposes of determining the presence of a quorum and will not be entitled to vote.

    The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares voted will be necessary for approval of the performance-based compensation arrangement for the Company's President and Chief Executive Officer. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for (i) ratification of the engagement of Arthur Andersen LLP as the Company's independent auditors for 1997, and (ii) the taking of all other actions that may properly come before the meeting. Kenneth D. Tuchman, the beneficial owner of 65.2% of the issued and outstanding shares of Common Stock, has indicated his intent to vote for all nominees proposed for election to the Company's Board of Directors and for each other proposal described herein to be submitted for a vote of the stockholders.

PROXIES AND PROXY SOLICITATION

    All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors" and FOR each other proposal described herein submitted by the Board of Directors for a vote of the stockholders. If any other matters not described herein are properly presented at the meeting for action, which is not presently anticipated, the persons named in the enclosed proxy will vote all proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted at the meeting by timely submission, to the Secretary of the Company, of written notice of revocation or a duly executed proxy bearing a later date. In addition, if a stockholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

    Proxies marked "ABSTAIN" or marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will be treated as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders or as unvoted for the election of one of more directors indicated thereon, respectively. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

    The costs of soliciting proxies will be paid by the Company. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 7, 1997, the ownership of Common Stock by (i) each person who is known by the Company to own more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing elsewhere herein, and (iv) all directors and executive officers of the Company as a group:

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY        APPROXIMATE
NAME AND ADDRESS(1)                                             OWNED        PERCENT OF CLASS
--------------------------------------------------------  -----------------  -----------------
Kenneth D. Tuchman......................................       36,322,400(2)          65.2%
Joseph D. Livingston....................................          548,949(3)           1.0
Steven B. Coburn........................................           51,000(4)             *
Rod Dammeyer............................................           91,559(5)             *
Alan Silverman..........................................          333,330(6)             *
Stuart M. Sloan.........................................          577,196(7)           1.0
Samuel Zell.............................................        2,101,769(8)           3.8
All Directors and Executive Officers as a Group (7
  persons)..............................................       40,026,203             70.9

------------------------

*   Less than one percent

(1) The address of each director and executive officer is in care of the Company, 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203.

(2) Includes 106,895 shares of Common Stock held by the Tuchman Limited Liability Limited Partnership, of which Mr. Tuchman is the managing general partner, and 100,000 shares owned by Kenra Family, LLP, a Colorado limited liability partnership in which Mr. Tuchman and his spouse, directly or indirectly, own controlling partnership interests. Does not include 10,000 shares of Common Stock held by Mr. Tuchman's spouse, to which Mr. Tuchman disclaims beneficial ownership.

(3) Consists of shares of Common Stock subject to options granted under the Teletech Holdings, Inc. Stock Plan (the "Option Plan") that are exercisable as of April 7, 1997 or within 60 days thereafter (the "Measurement Period").

(4) Includes 50,000 shares of Common Stock subject to options granted under the Option Plan that are exercisable within the Measurement Period and 1,000 shares of Common Stock held by Mr. Coburn's spouse.

(5) Includes 12,500 shares of Common Stock subject to options granted under the Teletech Holdings, Inc. Directors Stock Option Plan (the "Directors Option Plan") that are exercisable within the Measurement Period.

(6) Includes 75,000 shares of Common Stock subject to options granted under the Directors Option Plan that are exercisable within the Measurement Period.

(7) Includes 12,500 shares of Common Stock subject to options granted under the Directors Option Plan that are exercisable within the Measurement Period.

(8) Includes 50,000 shares of Common Stock subject to options granted to Mr. Zell under the Directors Option Plan that are exercisable within the Measurement Period, 1,751,769 shares of Common Stock held by Alpha/ZFT General Partnership ("Alpha/ZFT") and 300,000 shares of Common Stock held by the Sam Zell Foundation, a non-profit corporation. Mr. Zell is a director and the sole member of the Sam Zell Foundation and is the principal beneficiary of the trusts that are indirect partners of Alpha/ ZFT; therefore, Mr. Zell may be deemed to be the beneficial owner of the shares held by Alpha/ZFT and the Sam Zell Foundation. Mr. Zell disclaims beneficial ownership of the shares of Common Stock held by Alpha/ZFT and the Sam Zell Foundation.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    At the meeting, five directors are to be elected to the Board of Directors, to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified. The Board of Directors has nominated and it is the intention of the persons named in the enclosed proxy to vote FOR the election of each nominee named below, each of whom currently is serving as a director and has consented to continue serving as a director if re-elected. In the event any of such nominees becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy. Mr. Tuchman, the beneficial owner of 65.2% of the issued and outstanding shares of Common Stock, has indicated his intent to vote for all nominees proposed for election to the Company's Board of Directors.

INFORMATION CONCERNING THE NOMINEES FOR ELECTION AS DIRECTORS

    Information concerning the five nominees proposed for election to the Board of Directors is set forth below.

    KENNETH D. TUCHMAN, 37, founded TeleTech and has served as the Chairman of the Board of Directors, President and Chief Executive Officer of TeleTech since its formation in December 1994. Mr. Tuchman also is the founder and has served as the President and Chief Executive Officer of each of TeleTech Customer Care Management (California), Inc. and TeleTech Customer Care (Colorado), Inc., two operating subsidiaries of TeleTech, since their formation in October 1982 and November 1992, respectively.

    ROD DAMMEYER, 56, was elected as a director of TeleTech in September 1996. Mr. Dammeyer is the managing director of EGI Corporate Investments, Inc., which owns, among other investments, a controlling interest in approximately 30 companies, including several that are publicly held. Mr. Dammeyer is the President, Chief Executive Officer and a director of Anixter International Inc., a provider of integrated network and cabling solutions. Mr. Dammeyer also is a director of Antec Corporation, an international communications technology company, Capsure Holdings Corp., a holding company whose principal subsidiaries are specialty property and casualty insurers, Falcon Building Products, Inc., a manufacturer and supplier of building products, IMC Global Inc., a holding company whose principal subsidiaries produce phosphate chemicals, Jacor Communications, Inc., an owner and operator of radio stations nationwide, Lukens, Inc., a steel producer, Revco D.S., Inc., a drug store chain, and Sealy Corporation Inc., a maker of bedding and related products. He is also trustee of VanKampen American Capital Closed-end Mutual Funds and Series Trusts.

    ALAN SILVERMAN, 53, who has served as a director of TeleTech since January 1995, is an independent investor and has been a director of Exhibition Video International, a company that is developing technology for satellite and video transmissions, since 1992. Mr. Silverman has served since 1970 as a director and is President of Essaness Theatres Corporation, an investment holding company. Mr. Silverman is a director of Keystone Biomedical, Inc., a company that develops, tests and licenses pharmaceutical agents, and, since 1980, has been a director of Video 44, a Hispanic television broadcasting company. Mr. Silverman also serves as a director of various private corporations.

    STUART M. SLOAN, 53, was elected as a director of TeleTech in September 1996. Since 1984, Mr. Sloan has served as a director of Quality Food Centers, Inc., an independent retail grocery chain, and has served as its Chairman of the Board since June 1986 and as its Chief Executive Officer from April 1991 to September 1996. Mr. Sloan is a founder of Egghead Software, a national retailer of software and related computer products, and, at various times from 1984 to 1992, served as a director and as its President, Chief Executive Officer and Chairman of the Board. Mr. Sloan is a director of Anixter International Inc., a provider of integrated network and cabling solutions, and also serves as a director of various private corporations.

    SAMUEL ZELL, 55, has served as a director of TeleTech since January 1995. Mr. Zell is Chairman of the Board of Directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations. Mr. Zell serves as Chairman of the Board of Directors of Anixter International Inc., a provider of integrated network and cabling solutions, American Classic Voyages Co., an owner and operator of cruise lines, Manufactured Home Communities, Inc., a real estate investment trust specializing in the ownership and management of manufactured home communities, and Chart House Enterprises, Inc., an owner and operator of restaurants, and as Chairman of the Board of Directors and Chief Executive Officer of Capsure Holdings Corp., a holding company whose principal subsidiaries are specialty property and casualty insurers. Mr. Zell also serves as Chairman of the Board of Trustees of Equity Residential Properties Trust, an owner and operator of multifamily residential properties, and as Co-Chairman of the Board of Revco D.S., Inc., a drug store chain. Mr. Zell is a director of Quality Food Centers, Inc., an independent supermarket chain, Sealy Corporation, a maker of bedding and related products, and Ramco Energy plc, an independent oil company based in the United Kingdom.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

    Directors are elected at each annual meeting of stockholders of the Company to serve for one-year terms. During 1996, the Board of Directors held two meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. Each of the current directors attended all meetings of the Board of Directors called during the time he served as a director in 1996 and also attended at least 75% of the total number of meetings of each committee of the Board of Directors on which he served in 1996.

    The Board of Directors has standing Audit and Compensation Committees, which assist the Board in the discharge of its responsibilities. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one year terms.

    The current members of the Audit Committee are Rod Dammeyer and Alan Silverman, each of whom is a Non-Employee Director of the Company as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During 1996, the Audit Committee held one meeting and took all other actions pursuant to unanimous written consents in lieu of meetings. The Audit Committee reports to the Board regarding the appointment of the independent public accountants of TeleTech, the scope and fees of the prospective annual audit and the results thereof, compliance with TeleTech's accounting and financial policies and management's procedures and policies relative to the adequacy of TeleTech's internal accounting controls.

    The current members of the Compensation Committee are Alan Silverman and Stuart Sloan, each of whom is a Non-Employee Director of the Company as defined in the Exchange Act. During 1996, the Compensation Committee held two meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. The Compensation Committee reviews performance goals and determines or approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers the Option Plan, Directors Option Plan and the Teletech Holdings, Inc. Employee Stock Purchase Plan (the "Employee Purchase Plan"), and such other employee benefit plans as may be adopted by TeleTech from time to time. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

COMPENSATION OF DIRECTORS

    Persons serving as directors of Teletech do not receive a fee for their services as such; however, all directors are reimbursed for travel expenses incurred in attending board and committee meetings. In addition, each director who is neither an employee of the Company nor the beneficial owner of 5% or more of the outstanding Common Stock is entitled to participate in the Directors Option Plan.

    The Directors Option Plan currently provides that each eligible director will receive options to acquire (i) 12,500 shares of Common Stock upon such director's initial election to the Board of Directors, and (ii) on the date of each annual meeting of stockholders held each year thereafter at which such director is re-elected, 12,500 shares of Common Stock for services to be rendered as a director and 6,250 for services as a member on each committee of the Board of Directors to which such director is appointed. The exercise price of each option granted under the Directors Option Plan shall be equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Option Plan (a) vest immediately, (b) are not exercisable until six months after the date of grant and (c) expire on the earliest to occur of the tenth anniversary of the date of grant, one year following the director's death or immediately upon the director's termination of membership on the Board of Directors for Cause (as defined in the Directors Option Plan). As of April 7, 1997, options to acquire an aggregate of 262,500 shares of Common Stock, at a weighted average exercise price of $7.11 per share, were outstanding under the Directors Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock (collectively, "insiders"), to file reports with the Commission disclosing their ownership of Common Stock and changes in such ownership. The rules of the Commission require the insiders to provide the Company with copies of all Section 16(a) reports filed with the Commission. Based solely upon a review of copies of Section 16(a) reports received by the Company, and written representations that no such reports were required to be filed with the Commission, the Company believes that its insiders have complied with all
Section 16(a) filing requirements applicable to them since the Company's initial public offering in August 1996 (the "Initial Public Offering"), except that (i) Alan Silverman inadvertently failed to report in August 1996 the conversion of his shares of preferred stock into Common Stock, effected on July 31, 1996 in connection with the Initial Public Offering, and instead reported the conversion on his year end Form 5, and (ii) Richard Weingarten, who resigned from the Board of Directors on August 15, 1996, inadvertently reported one month late a sale of Common Stock made by his wife. The Company believes these late filings were a result of the Company's transition in 1996 from a private to a public company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Pursuant to an Amended and Restated Investment Agreement dated August 6, 1996, certain stockholders of the Company (the "Investors") are entitled, by majority vote, to require TeleTech, at its sole expense, to register under the Securities Act all or part of their Common Stock. In addition, if TeleTech proposes to register any of its securities under the Securities Act for its own account, the Investors may require TeleTech, subject to certain exceptions and at its sole expense, to include in such registration all or part of the approximately 7.0 million aggregate shares of Common Stock that currently are owned by the Investors. Alan Silverman and Stuart Sloan, the current members of the Compensation Committee of the Board of Directors, are Investors and own 258,330 and 564,696 shares of Common Stock, respectively, that are covered by the Agreement.

                               EXECUTIVE OFFICERS

    The following individuals currently serve as executive officers of the
Company:

    MR. TUCHMAN founded TeleTech and has served as its Chairman of the Board of Directors, President and Chief Executive Officer since TeleTech's formation in December 1994. Mr. Tuchman also is the founder and has served as the President and Chief Executive Officer of each of TeleTech Customer Care Management (California), Inc. and TeleTech Customer Care (Colorado), Inc., two operating subsidiaries of TeleTech, since their formation in October 1982 and November 1992, respectively.

    MR. LIVINGSTON has served the Company since February 1992 in various capacities, including as Senior Vice President and Chief Operating Officer and previously as Vice President of Operations and Technology. From 1989 to 1992, Mr. Livingston was the Director of MIS Systems & Operations of Livestone Corporation, a division of American Eastern Securities, and from 1985 to 1989 he was employed by Coopers & Lybrand LLP, an international accounting firm, as Director of West Region MIS and Strategic Management Services for International Business.

    MR. COBURN has served as Chief Financial Officer of the Company since October 1995. From October 1989 to September 1995, Mr. Coburn was employed by US West, a diversified telecommunications company, and various of its affiliates, during which time he served as Finance Director and Chief Financial Officer of Interactive Video Enterprises, as Finance Director of U S West Marketing Resources Group and as Finance Director and Controller of U S West Marketing Services. In 1993, Mr. Coburn established and managed the finance, accounting and treasury activities of U S West Polska, a start up operation in Warsaw, Poland.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth information with respect to all compensation earned by TeleTech's chief executive officer and TeleTech's two other most highly paid executive officers during 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                              ------------------------------------
                                                                                     OTHER ANNUAL     ALL OTHER
NAME AND                                           FISCAL       SALARY      BONUS    COMPENSATION   COMPENSATION
PRINCIPAL POSITION                                  YEAR         ($)         ($)          ($)          ($)(1)
-----------------------------------------------  -----------  ----------  ---------  -------------  -------------
Kenneth D. Tuchman.............................        1996   $  786,292  $  --        $  62,451(2)   $  10,830
  Chairman, President & Chief Executive Officer        1995      750,000    250,000       56,300(3)      10,830
Joseph D. Livingston...........................        1996      264,423    100,000       --              4,500
  Senior Vice President & Chief Operating              1995      174,090(4)   168,743(5)      --          4,500
  Officer
Steven B. Coburn...............................        1996      129,691     75,000       --             --
  Chief Financial Officer                              1995       28,000(6)    --         --             --

------------------------

(1) Represents the full dollar value of premiums paid by the Company with respect to life insurance for the benefit of Mr. Tuchman, Mr. Livingston and their respective beneficiaries.

(2) Includes $27,500 of rental payments on a condominium, $19,400 paid as a car allowance and other perquisites paid by the Company to or on behalf of Mr. Tuchman.

(3) Includes $20,000 in aggregate club membership dues and initiation fees, $17,500 paid as a car allowance, $15,600 for lease of a townhouse and other perquisites paid by the Company to or on behalf of Mr. Tuchman.

(4) Includes approximately $11,340 paid to Mr. Livingston for accrued but unused vacation time.

(5) Includes a $75,000 annual performance bonus and an approximately $93,700 one-time bonus for Mr. Livingston's assistance in obtaining a client contract.

(6) Mr. Coburn joined TeleTech in October 1995 at an annual base salary of $120,000.

    OPTION GRANTS. The following table sets forth information regarding grants of stock options pursuant to the Stock Option Plan during 1996 to the Named Executive Officers.

                             OPTION GRANTS IN 1996

                                                               PERCENTAGE                                POTENTIAL REALIZABLE
                                                                OF TOTAL                                   VALUE AT ASSUMED
                                                 NUMBER OF       OPTIONS                                ANNUAL RATES OF STOCK
                                                  SHARES       GRANTED TO                               PRICE APPRECIATION FOR
                                                UNDERLYING      EMPLOYEES      EXERCISE                     OPTION TERM(3)
                                                  OPTIONS       IN FISCAL      PRICE PER   EXPIRATION   ----------------------
NAME                                            GRANTED(#)        YEAR         SHARE(1)       DATE          5%         10%
----------------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
Kenneth D. Tuchman............................      --             --             --           --           --          --
Joseph D. Livingston..........................      75,000            2.6%     $    8.00     5/14/2006  $  377,337  $  956,245
Steven B. Coburn..............................      --             --             --           --           --          --

------------------------

(1) Mr. Livingston's option was granted pursuant to the Stock Option Plan in May 1996, prior to the Initial Public Offering, and (subject to earlier cancellation as set forth in the Stock Option Plan) expires ten years after the date of grant. The exercise price equals the fair market value of the Common Stock on the grant date, as determined by the Board of Directors based upon the most recent price prior to the grant date at which the Company, in arms' length transactions, had issued Common Stock in connection with acquisitions or had sold preferred stock in capital raising transactions.

(2) Mr. Livingston's option vests pro rata over the three years following the date of grant.

(3) Potential realizable value is calculated assuming that the fair market value on the date of grant, which equals the exercise price, appreciates at the indicated annual rate (set by the Commission), compounded annually, for the term of the option.

    OPTION HOLDINGS. The following table sets forth information with respect to the aggregate number and value of (i) shares issued pursuant to options exercised during 1996, and (ii) shares underlying unexercised options held as of December 31, 1996, by each of the Named Executive Officers.

          AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF SHARES           VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                                          OPTIONS AS OF                OPTIONS AS OF
                                                                      DECEMBER 31, 1996 (#)       DECEMBER 31, 1996 ($)(1)
                                          SHARES                    --------------------------  ----------------------------
                                        ACQUIRED ON      VALUE
NAME                                   EXERCISE (#)   REALIZED ($)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  -------------  ------------  -----------  -------------  -------------  -------------
Kenneth D. Tuchman...................       --             --           --            --             --             --
Joseph D. Livingston.................       82,300    $  2,302,806     434,367        308,333   $  10,636,092   $ 7,227,500
Steven B. Coburn.....................       --             --           50,000        200,000       1,200,000     4,800,000

------------------------

(1) The value of each option is based on the last reported sales price of the Common Stock on December 31, 1996, as reported on the Nasdaq National Market, less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS

    AGREEMENT WITH KENNETH D. TUCHMAN. TeleTech entered into an employment agreement with Kenneth D. Tuchman as Chairman of the Board and President of TeleTech for a term commencing on January 1, 1995 and ending on December 31, 1997 (the "Term"). Subsequent thereto, Mr. Tuchman also was elected as the Chief Executive Officer of TeleTech. Pursuant to the employment agreement, Mr. Tuchman is entitled to receive an annual base salary of $750,000, as adjusted on January 1 of each year during the Term by the annual percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Denver metropolitan area (the "CPI Percentage"). Mr. Tuchman also is eligible to receive an annual performance bonus of up to $250,000, as adjusted annually by the CPI Percentage, if TeleTech achieves certain predetermined performance goals established each year by the Compensation Committee. The agreement requires the Company to maintain, on behalf of Mr. Tuchman, a $24 million life insurance policy (half of which is payable to his beneficiaries), disability insurance, accident, death and dismemberment insurance, errors and omissions insurance with a policy limit of not less than $1 million and entitles Mr. Tuchman to receive certain perquisites specified therein. Under the terms of his agreement, Mr. Tuchman is prohibited, during his employment and for three years thereafter, from disclosing any confidential information or trade secrets of TeleTech. Mr. Tuchman also is prohibited, during his employment and for three years after the Company terminates his employment for Good Cause (as defined therein) or Mr. Tuchman voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech) that has as its primary business inbound or outbound teleservices. The agreement provides that if TeleTech terminates Mr. Tuchman's employment for Good Cause, TeleTech will pay Mr. Tuchman his salary as accrued through the date of termination. If TeleTech terminates Mr. Tuchman's employment without Good Cause, TeleTech will pay to him the lesser of (i) the sum of his salary as accrued through the date of termination, his performance bonus, prorated for any portion of the year remaining and calculated as if TeleTech had achieved its performance goals, and the present value of all payments that otherwise would have been made to him during the remainder of the Term, calculated as if TeleTech had achieved its performance goals, or (ii) three times the aggregate salary and performance bonus earned by him in the immediately preceding year.

    The Compensation Committee has approved the Company's execution of a new employment agreement with Mr. Tuchman, the performance bonus provisions of which are being submitted for stockholder approval. See "PROPOSAL 2: APPROVAL OF PERFORMANCE BASED--COMPENSATION." Mr. Tuchman's new employment agreement has a three-year term, commencing upon expiration of the Term, and is substantially identical to his existing employment agreement.

    AGREEMENT WITH JOSEPH D. LIVINGSTON. TeleTech entered into an employment agreement with Joseph D. Livingston as Senior Vice President and Chief Operating Officer of TeleTech effective January 1, 1995. Pursuant to the agreement as amended in May 1996, Mr. Livingston is entitled to receive an annual base salary of $160,000 for 1995 and $250,000 for 1996 and thereafter and also is eligible to receive an annual performance bonus based upon TeleTech's achievement of certain predetermined performance goals. Mr. Livingston's annual base salary for 1997 is $268,000. TeleTech also has granted Mr. Livingston options to purchase 750,000 and 75,000 shares of Common Stock at an exercise price of $1.29 and $8.00 per share, respectively, which options vest over three years from the date of grant. Mr. Livingston's employment with TeleTech is terminable at any time by either party, with or without cause. Upon termination of employment, Mr. Livingston will be entitled to unpaid compensation for services rendered, together with employee benefits accrued through, the date of termination. Under the terms of his agreement, Mr. Livingston is prohibited from disclosing any confidential information or trade secrets of TeleTech. The Agreement also prohibits Mr. Livingston, for the three years after termination of his employment with TeleTech, from engaging in any business or becoming employed or otherwise rendering services to any company engaging in, inbound or outbound teleservices, development or maintenance of voice or data communication, certain software applications, customer communications services or technological innovation or support for any of the foregoing.

    AGREEMENT WITH STEVEN B. COBURN. The Company entered into an employment agreement dated as of April 1, 1996 with Steven B. Coburn. Pursuant to the agreement, Mr. Coburn serves as Chief Financial Officer of the Company for a three-year term commencing on October 2, 1995 and is entitled to receive an annual base salary of $120,000 for 1995 and $135,000 for 1996. Mr. Coburn's annual base salary for 1997 has been increased to $160,000. Mr. Coburn also is eligible to receive an annual performance bonus of not more than 25% of his salary upon the Company's achievement of certain predetermined performance goals. The Company has granted Mr. Coburn options to purchase 250,000 shares of Common Stock at an exercise price of $2.00 per share, which options vest over a period of five years. The agreement prohibits Mr. Coburn from disclosing any confidential information or trade secrets of the Company. Mr. Coburn also is prohibited, during his employment and for three years after the Company terminates his employment for Good Cause (as defined therein) or Mr. Coburn voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech), that has as its primary business inbound or outbound teleservices or technological innovation or support with respect thereto.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain information with respect to Messrs. Silverman and Sloan is set forth under the caption "PROPOSAL 1: ELECTION OF DIRECTORS--Compensation Committee Interlocks and Insider Participation."

    In July 1996, TeleTech paid a $1.0 million fee to Equity Group Investments, Inc. ("EGI") for certain financial advisory services rendered by EGI in connection with the Initial Public Offering and for certain merger and acquisition advisory services, including transaction structuring and negotiation, rendered by EGI in connection with the Company's acquisition of its Australian-based subsidiary and its joint venture in the United Kingdom. EGI is an affiliate of Sam Zell, a director of the Company. The fee, which was negotiated between the Board of Directors of the Company (with Mr. Zell abstaining from its vote thereon) and EGI, is believed to be substantially equivalent to fees of other advisors, such as investment banks, performing comparable services. Of the $1.0 million paid to EGI, approximately $500,000 related to services rendered in connection with the Initial Public Offering and were included as expenses thereof.

    TeleTech has utilized the services of The Riverside Agency, Inc. in reviewing, obtaining or renewing various insurance policies. The Riverside Agency, Inc. is a wholly-owned subsidiary of EGI. During 1996, The Riverside Agency, Inc. invoiced TeleTech an aggregate of $448,000 for services rendered.

    During 1996, TeleTech paid an aggregate of $115,000 to various subsidiaries of Jacor Communications, Inc., an owner and operator of radio stations throughout the United States ("Jacor"), for broadcasting radio advertisements regarding employment opportunities at TeleTech. Rod Dammeyer, a director of TeleTech, is a director of Jacor, and Sam Zell, a director of TeleTech, is an affiliate of Zell/Chilmark Fund, L.P. ("Zell/Chilmark"), a partnership that owns more than 40% of the outstanding common stock of Jacor.

    On August 15, 1996, the Company entered into a one-year Consulting Agreement (the "Consulting Agreement") with Richard Weingarten & Company, Inc. ("RWCO") pursuant to which Richard Weingarten would provide certain financial and merger and acquisition advisory services to the Company. In connection with the execution of the Consulting Agreement, Mr. Weingarten, who is the founder and president of Richard Weingarten & Company, Inc., tendered his resignation as a member of the Board of Directors of the Company. Under the Consulting Agreement, which was approved by the Compensation Committee of the Board of Directors after Mr. Weingarten's resignation therefrom, the Company granted Mr. Weingarten an option to acquire 55,000 shares of Common Stock at an exercise price of $18.00 per share, the last reported sales price of the Common Stock on the date of grant, as reported by the Nasdaq National Market, and pays RWCO a monthly consulting fee of $10,000.

    TeleTech provides reservation call handling services to Midway Airlines Corporation ("Midway"), a majority-owned subsidiary of Zell/Chilmark. Sam Zell, a director of TeleTech, is an affiliate of Zell/ Chilmark, and Rod Dammeyer, a director of TeleTech, is the managing director of Zell/Chilmark. During 1996, TeleTech received an aggregate of $1,292,000 from Midway for services rendered by TeleTech. In April 1996, TeleTech received a promissory note of Midway in the principal amount of $500,000 bearing interest at a rate of 8% per annum to evidence a portion of the accounts receivable from Midway to Teletech, which were then past due. As of February 28, 1997, Midway had repaid the promissory note in full.

    On January 1, 1996, the Company acquired all of the outstanding capital stock of Access 24 Service Corporation Pty Limited. As consideration for such stock, the Company (i) issued an aggregate of 712,520 shares of Common Stock to, and such shares are now owned by, an affiliate of Dr. John E. Kendall and affiliates of Louis T. Carroll, and (ii) paid $2.3 million in cash and issued 257,720 shares of Common Stock to Access 24 Holdings Pty Limited ("Access Holdings" and, together with the affiliates of Dr. Kendall and Mr. Carroll, the "Access Stockholders"). Access Holdings is an affiliate of Royal Automobile Club of Victoria (RACV) Insurance Pty Ltd, a financial services client of the Company. In connection with the Initial Public Offering, the Company entered into an Amended and Restated Stock Transfer and Registration Rights Agreement dated August 6, 1996 with the Access Stockholders, pursuant to which the Access Stockholders were granted certain rights to include in certain registration statements that may be filed by the Company following the initial public offering all or part of the shares of Common Stock held by the Access Stockholders.

    In July 1996, the following transactions were effected: (i) Access Holdings sold 98,810 and 100,000 shares of Common Stock to the Company and Hinsdale Corporation Sdn Berhad ("Hinsdale"), an affiliate of Mr. Carroll, respectively, at a price of $10.00 per share, and (ii) the remaining 50,000 shares of Common Stock owned by Access Holdings and the 100,000 shares of Common Stock acquired by Hinsdale from Access Holdings were included in, and sold to the public pursuant to, the Initial Public Offering.

    TeleTech believes that all transactions disclosed above have been, and TeleTech's Board of Directors intends that any future transactions with its officers, directors, affiliates or principal stockholders will be, on terms that are no less favorable to TeleTech than those that are obtainable in arms' length transactions with unaffiliated third parties.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW AND THE PERFORMANCE GRAPH THE FOLLOWING REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company (the Compensation "Committee") is comprised of two "Non-Employee Directors," as defined in the Exchange Act. The Compensation Committee is responsible for approving and overseeing the Company's compensation policy, approving salaries and annual bonuses for executive management of the Company, including the Named Executive Officers, and administering the Stock Option Plan, the Directors Option Plan and the Employee Purchase Plan. The Compensation Committee fulfills its responsibilities with significant input from the Company's Chief Executive Officer and other members of senior management.

    COMPENSATION POLICY. The Company's compensation policy is designed to attract, motivate and retain highly-qualified executive management by both rewarding individual achievement and providing an opportunity for members of executive management to share in the risks and rewards of the Company's financial performance. In establishing its compensation policy, the Company retained and implemented certain recommendations made by an independent compensation consulting firm. The Compensation Committee believes that the Company's compensation policy must balance short-term and long-term considerations to be effective. Currently, the key components of the Company's compensation policy are competitive salaries, annual cash performance bonuses and long-term equity incentives. In determining and approving 1996 compensation, the Compensation Committee did not use a specific formula in evaluating performance, in determining the specific amount of compensation payable or in allocating total compensation among the salary, bonus and stock option components; however, the Compensation Committee believes that the compensation paid by the Company to its executive management is commensurate with the services they rendered to the Company.

    ANNUAL SALARIES. The salaries of the Named Executive Officers are listed in the Summary Compensation Table in the section of this proxy statement entitled "Executive Compensation." Kenneth D. Tuchman, as Chairman of the Board, President and Chief Executive Officer of the Company, has authority to hire all other members of executive management of the Company, subject to the Compensation Committee's approval of the compensation to be paid to such executives. Mr. Tuchman also recommends, for approval by the Compensation Committee, the compensation of persons who are to be offered executive-level employment with the Company and annual salary increases for all other members of the Company's executive management. Subject to the terms of Mr. Tuchman's employment agreement, the Compensation Committee determines annual adjustments to Mr. Tuchman's salary and other compensation. In determining and approving the amount of annual salary and salary increases for executive management, the Compensation Committee considers the following factors: the executive's contribution to the Company's overall operating effectiveness, strategic success and profitability; the importance of the executive in developing and maintaining key client relationships; the level of responsibility, scope and complexity of such executive's position relative to other executive management; and such executive's leadership and management development over the past year.

    PERFORMANCE BONUSES. Annual cash performance bonuses are determined and approved by the Compensation Committee based on an evaluation of each executive's actual performance relative to predetermined performance goals, which incorporate factors over which each executive has significant control. For executive management responsible for a particular strategic business unit or functional department, performance goals are established based upon specified target gross revenues or net income for such strategic business unit or functional department. For other executive management, performance goals evaluate the extent to which strategic and business plan goals are met and whether special projects and tasks undertaken by the executive during the preceding year have been completed. In addition, the Compensation Committee generally takes into account the Company's achievement of target gross revenues or net income goals.

    LONG-TERM INCENTIVES. Stock-based compensation also is an important element of the Company's compensation policy. The Compensation Committee believes that stock options, which vest over time, align the interests of executive management with the interests of the Company's stockholders. The Compensation Committee also believes that substantial equity ownership by individuals in leadership positions within the Company ensure that such individuals are properly focused on stockholder value. Stock options generally are awarded to an executive as an inducement for him or her to accept employment with the Company. In addition, in connection with the Initial Public Offering, stock options were broadly granted to a substantial number of the Company's officers and administerial and management employees. Mr. Tuchman generally recommends to the Compensation Committee for its approval the size, vesting schedule and other key elements of a particular stock option grant based upon his subjective assessment of the factors, described above, that are considered in determining and approving salary and salary increases.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation of Kenneth D. Tuchman, the Company's Chairman of the Board of Directors, President and Chief Executive Officer, is governed in substantial part by his employment agreement. See "EXECUTIVE OFFICERS-Employment Agreements." Mr. Tuchman's Employment agreement provides for an annual base salary of $750,000 and an annual performance bonus of up to $250,000, in each case as adjusted annually based on a specified consumer price index. Under this employment agreement, the Compensation Committee is required to review Mr. Tuchman's performance at the end of each fiscal year and determine the amount of bonus compensation, if any, to which he is entitled. The Compensation Committee also reviews and approves adjustments to Mr. Tuchman's annual salary and to the corporate performance objectives upon which Mr. Tuchman's annual performance bonus for the next fiscal year will be based. Although he was entitled to receive a performance bonus for 1996, Mr. Tuchman elected to forego all such bonus compensation and to remain at his 1996 base salary of $786,292 for 1997. The Compensation Committee has approved the Company's execution of a new employment agreement with Mr. Tuchman for a term commencing on January 1, 1998 and expiring on December 31, 2000. See "PROPOSAL 2: APPROVAL OF PERFORMANCE-BASED COMPENSATION."

    LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION. Provisions of the Internal Revenue Code of 1986, as amended (the "Code"), disallow the deductibility of certain compensation in excess of one million dollars paid to a public company's chief executive officer and certain other highly paid executive officers. The deductibility limitation does not apply to "performance based compensation," as defined in the Code, provided certain stockholder approval and other requirements are met. The Compensation Committee anticipates that the Company's compensation policy for executive officers will continue to consist primarily of performance-based compensation and also will be designed to satisfy the requirements of Section 162(m). In addition, it is the intention of the Compensation Committee that the performance bonus provisions of Mr. Tuchman's new employment agreement, which are being submitted for stockholder approval pursuant to PROPOSAL 2, satisfy the requirements of Section 162(m). However, due to the ambiguities and uncertainties regarding the application and interpretation of Section 162(m), there can be no assurance that any performance bonus paid to Mr. Tuchman will satisfy the requirements for deductibility. Notwithstanding stockholder approval of PROPOSAL 2, the Compensation Committee and the Board of Directors reserve the authority to award non-deductible compensation in such circumstances as they deem appropriate.

April 16, 1997

                                      SUBMITTED BY THE COMPENSATION
                                      COMMITTEE OF THE BOARD OF DIRECTORS

                                      Alan Silverman
                                      Stuart M. Sloan

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Common Stock since consummation of the Company's Initial Public Offering in August 1996 with the cumulative total return of the Nasdaq Total Return Index
(US) and of Nasdaq Total Return for Nasdaq Non-Financial Stocks over the same period (assuming the investment on August 1, 1996 of $100 in each of Common Stock, the Nasdaq Total Return Index (US) and the Nasdaq Total Return for Nasdaq Non-Financial Stocks and the reinvestment of dividends, if any). The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              TELETECH HOLDINGS, INC.       NASDAQ TOTAL           NASDAQ
                            COMMON STOCK          RETURN-US       NON-FINANCIAL
8/1/96                              $100               $100                $100
8/31/96                              182                106                 106
9/30/96                              252                114                 114
10/31/96                             221                112                 112
11/30/96                             217                119                 119
12/31/96                             179                119                 118

             PROPOSAL 2: APPROVAL OF PERFORMANCE-BASED COMPENSATION

    The Company has entered into a new employment agreement with Kenneth D. Tuchman providing for his continued service as President and Chief Executive Officer of the Company from January 1, 1998 through December 31, 2000 (the "New Agreement"). The provisions of the New Agreement are substantially identical to the provisions of Mr. Tuchman's existing employment agreement (the "Existing Agreement"), as described under the caption "EXECUTIVE OFFICERS-Employment Agreements." The New Agreement provides that Mr. Tuchman will receive an annual base salary equal to his 1996 salary level of $786,292 and be eligible to receive an annual performance bonus of up to $250,000, in each case as adjusted on January 1 of each year by the CPI Percentage. Mr. Tuchman's receipt of all or any portion of the performance bonus for any fiscal year is contingent upon the Company achieving certain corporate performance objectives, which are to be established by the Compensation Committee no later than 30 days after the last day of the preceding fiscal year.

    The corporate performance objectives established annually by the Compensation Committee will consist of Company-wide targets based upon one or more of the following factors: consolidated revenues, operating income, net income or earnings per share. The targets for any year may be expressed as (i) a specified dollar amount for actual results or by which actual results must exceed budgeted or forecast amounts, or (ii) a specified percentage increase over the prior year results or current year budgeted or forecasted amounts. Under the Existing Agreement, Mr. Tuchman will be eligible to receive a performance bonus for fiscal 1997 only if the Company's 1997 net income equals or exceeds the Company's budgeted net income for 1997, as reflected in the 1997 operating budget approved by the Board of Directors. In addition, the Compensation Committee may establish corporate performance objectives based upon Mr. Tuchman's achievement of specified strategic goals. For example, the payment of the performance bonus may be contingent upon the Company establishing a new or expanding an existing strategic business unit, opening new call centers with at least a specified number of aggregate workstations or being awarded a significant new client contract.

    Under the New Agreement, the Compensation Committee retains the discretion to determine whether a bonus will be paid under any one of the targets. To permit the Company to deduct any performance bonus paid to Mr. Tuchman that exceeds the amount otherwise allowed under the Code, the Company is submitting the provisions of the New Agreement pertaining to the annual performance bonus for approval by the Company's stockholders.

    Under Section 162(m) of the Code, TeleTech is required to obtain stockholder approval of any performance-based compensation in excess of one million dollars that may be paid to Mr. Tuchman, its chief executive officer, for such compensation to be deductible. The affirmative vote of a majority of the shares of Common Stock voting on PROPOSAL 2 is required for approval of the performance bonus provisions of the New Agreement. The Board of Directors believes that the performance bonus provisions of the New Agreement, as a component of Mr. Tuchman's entire compensation package, provide appropriate incentive to Mr. Tuchman to utilize his maximum efforts to continue the Company's financial growth. For this reason, the Board of Directors believes that the performance compensation provisions of the New Agreement are in the best interests of the stockholders and recommends that the stockholders vote FOR approval of the performance bonus provisions.

               PROPOSAL 3: RATIFICATION OF ENGAGEMENT OF AUDITORS

    The Company has engaged Arthur Andersen LLP to audit the Company's financial statements for fiscal 1997. Arthur Andersen LLP audited the Company's financial statements for fiscal 1996 and the decision to retain Arthur Andersen LLP has been approved by the Audit Committee. The Board of Directors recommends that the stockholders vote FOR ratification of the engagement of Arthur Andersen LLP

    A representative of Arthur Andersen LLP is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

                              GENERAL INFORMATION

1998 ANNUAL MEETING OF STOCKHOLDERS

    Any proposals of stockholders that are intended for inclusion in the Company's Proxy Statement and form of proxy for its 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 17, 1997. Stockholder proposals must be in writing and delivered to the Company's principal executive offices at 1700 Lincoln Street, Suite 1400, Denver, Colorado, 80203.

ANNUAL REPORTS

    The Company's 1996 Annual Report to Stockholders is being mailed to the Stockholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (excluding exhibits), as filed with the Commission, may be obtained without charge upon request made to Teletech Holdings, Inc., 1700 Lincoln Street, Suite 1400, Denver, Colorado, 80203, Attention: Director of Investor Relations.

                            Teletech Holdings, Inc.

         This Proxy is Solicited on Behalf of the Board of Directors of
                            Teletech Holdings, Inc.


The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Kenneth D. Tuchman and Steven B. Coburn, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Teletech Holdings, Inc. owned of record by the undersigned at the 1997 Annual Meeting of Stockholders to be held at TeleTechs call center, located at 400 E. 84th Avenue, Thornton, Colorado 80229, on May 20, 1997, at 11:00 a.m., local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his sole discretion are further authorized to vote on other matters which may properly come before the 1997 Annual Meeting and any adjournments or postponements thereof.

ELECTION OF DIRECTORS
   NOMINEES (terms expiring in 1998):
   Kenneth D. Tuchman, Rod Dammeyer, Alan Silverman,
   Stuart M. Sloan, Samuel Zell

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominees name above.)

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.


                                     PROXY

/x/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS NOMINEES AND FOR PROPOSALS 2 AND 3.


The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

                   FOR ALL NOMINEES         WITHHOLD AUTHORITY
(EXCEPT AS INDICATED ON THE REVERSE)        TO VOTE FOR ALL NOMINEES

1. Election of                 /  /         /  /
   Directors
   (see reverse)

                                                     FOR     AGAINST     ABSTAIN
2. Approval of a performance-based compensation     /  /      /  /        /  /
   arrangement for the President and Chief
   Executive Officer of TeleTech Holdings, Inc.

3. Ratification of the appointment of               /  /      /  /        /  /
   Arthur Andersen LLP as independent auditors

Do you plan to attend the Annual Meeting?           /  /      /  /
                                                    YES        NO



SIGNATURE(S)                                              DATE
            --------------------------------------------       -----------------

SHAREHOLDER NAME AND ADDRESS

--------------------------------------------------------------------------------

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                     SEE REVERSE
                                                                        SIDE